Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference of our reports dated February 13, 2006, with respect to the consolidated balance sheets of Vasogen Inc. as at November 30, 2005 and 2004, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended November 30, 2005 and for the period from December 1, 1987 to November 30, 2005, and Comments by Auditors for United States Readers on Canada
- United States Reporting Difference in the following:

      (i) the annual report on Form 40-F of Vasogen Inc. (the "Company") for the year ended November 30, 2005, and

      (ii) the Registration Statement on Form S-8 of the Company, filed with the Securities and Exchange Commission on April 21, 2005 (File No. 333-124226)

Our reports appear in the Form 6-K of Vasogen Inc. dated February 14, 2006.


/S/ KPMG LLP

Toronto, Canada
February 21, 2006